Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the First Quarter of 2016

Consolidated and Pro Forma Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results[1]	Quarter Ended		% Change
	3/31/2016	3/31/2015
Net Sales	$294.9	$277.5	6%
Segment Profit	$18.0	$22.0	-18%
Segment Margin	6.1%	7.9%
Net Loss	$(46.8)	$(1.6)
Diluted EPS	$(2.15)	$(0.07)
Adjusted Net Income (loss)[2]	$(0.2)	$1.0
Adjusted EBITDA[2]	$26.8	$28.4	-6%
1Consolidated results for the first quarters of 2016 and 2015 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process (the ACRP) in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it.

2See attached schedules for adjustments and reconciliations to GAAP numbers.

Pro Forma Financial Information Including Deconsolidated GST[3]	Quarter Ended		% Change
	3/31/2016	3/31/2015
Pro Forma Net Sales	$334.7	$320.3	4%
Pro Forma Segment Profit	$22.5	$28.2	-20%
Pro Forma Segment Margin	6.7%	8.8%
Pro Forma Adjusted Net Income[2]	$7.6	$9.9	-23%
Pro Forma Adjusted EBITDA[2]	$36.0	$39.5	-9%
3Pro forma financial information is presented as if GST were reconsolidated with EnPro based on confirmation and consummation of the proposed joint plan of reorganization contemplated by the comprehensive settlement announced on March 17, 2016. See attached unaudited condensed consolidated pro forma statements of operations.

•
Consolidated net sales for the first quarter of 2016 were 6% higher than the first quarter of 2015. On a pro forma basis, which includes sales of deconsolidated GST, net sales were up 4% from the first quarter of 2015. The increase in both measures was largely due to acquisitions made in 2015.

•
Consolidated segment profit for the first quarter decreased by 18% as a result of a lower margin mix of sales and settlement costs of a lawsuit in the Power Systems segment. On a pro forma basis, segment profit declined 20%.

•
Consolidated adjusted net loss of ($0.2) million in the first quarter of 2016, or ($0.01) per share, compared to consolidated adjusted net income of $1.0 million, or $0.04 per share in the first quarter of 2015. On a pro forma basis, adjusted net income decreased to $7.6 million in the first quarter of 2016 from $9.9 million a year ago.

•
Consolidated Adjusted EBITDA was $26.8 million in the first quarter of 2016 compared to $28.4 million in the first quarter of 2015. Pro forma Adjusted EBITDA was $36.0 million compared to $39.5 million in the same period last year.

CHARLOTTE, N.C., May 5, 2016 -- EnPro Industries, Inc. (NYSE: NPO) today reported consolidated sales of $294.9 million in the first quarter of 2016, a $17.4 million, or 6%, increase from the first quarter of 2015. Pro forma sales, which include the results of deconsolidated Garlock Sealing Technologies LLC (GST), were $334.7 million which was 4% higher than the pro forma results in the first quarter of 2015.

Consolidated segment profit margins for the quarter were 6.1% compared to 7.9% in the first quarter of last year largely due to the lower margin associated with newly acquired businesses and legal costs to settle a lawsuit. Price improvement in the Engineered Products and Power Systems segments and operating cost reductions in all three segments were more than offset by the impact of higher restructuring expenses in the Sealing Products and Engineered Products segments, a lower margin sales mix in Sealing Products, and legal expenses at Power Systems. On a pro forma basis, segment profit margin of 6.7% in the first quarter of 2016 was down from 8.8% in the first quarter of 2015 due to the above factors plus lower margins at GST primarily resulting from soft conditions in the oil and gas, and metals and mining markets.

As a result of the terms of the consensual comprehensive settlement agreement for current and future asbestos claims announced on March 17, 2016, our consolidated subsidiary, Coltec Industries Inc, accrued an $80 million charge related to its contributions to fund a trust to resolve asbestos claims as contemplated by the settlement. No contribution was made in the first quarter of 2015.

In the first quarter of 2016, deconsolidated GST also made an additional accrual for $49.5 million to reflect changes in the asbestos-related liability to reflect the terms of resolution of those claims contemplated by the consensual comprehensive settlement, as well as its estimate for the resolution of Canadian asbestos claims. ACRP-related expenses were $6.1 million in the first quarter of 2016 compared to $3.5 million in the comparable period last year primarily reflecting hearing preparation and settlement negotiations.

EnPro reported consolidated net loss in the first quarter of 2016 of $46.8 million, or $2.15 per share, compared to net loss of $1.6 million, or $0.07 per share, in the first quarter of 2015. Before selected items detailed in the attached financial schedules, adjusted consolidated net loss was $0.2 million or $0.01 per share. In the first quarter of 2015, adjusted net income was $1.0 million or $0.04 per share. On a pro forma basis, adjusted net income decreased to $7.6 million in the first quarter of 2016 from $9.9 million a year ago.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items detailed in the attached financial schedules (adjusted EBITDA) were $26.8 million in the first quarter of 2016, a 6% decrease compared to the first quarter of 2015 when adjusted EBITDA was $28.4 million. Pro forma adjusted EBITDA was $36.0 million compared to $39.5 million in the same period last year.

The company’s average diluted share count in the first quarter of 2016 decreased by 2.0 million shares to 21.8 million shares, down 8% from the same period a year ago. The decrease primarily reflects the net effect of the unwinding of the hedge in the second quarter of 2015 related to the original issue of convertible debentures and purchases of common shares during 2015 and 2016.

Sealing Products Segment

($ Millions)	Quarter Ended		Change
	3/31/2016	3/31/2015
Consolidated Sales	$172.2	$160.9	7%
Segment Profit	$14.7	$18.0	-18%
Segment Margin	8.5%	11.2%
Adjusted EBITDA[1]	$24.8	$27.9	-11%
Pro Forma Sales[2]	$211.1	$202.7	4%
Pro Forma Segment Profit[2]	$18.9	$23.7	-20%
Pro Forma Segment Margin[2]	9.0%	11.7%
Pro Forma Adjusted EBITDA[1,2]	$33.9	$38.5	-12%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

For the first quarter of 2016, consolidated sales of $172.2 million in the Sealing Products segment increased 7%, or $11.3 million, from the first quarter of 2015. Acquisitions contributed approximately $20 million of sales in the quarter, and this increase over the same period a year ago was partially offset by unfavorable foreign exchange translation of $1.3 million and lower volumes. Softer demand from oil and gas, nuclear, semiconductor and general industrial markets was partially offset by stronger sales to the industrial gas turbine and aerospace markets.

Pro forma sales of $211.1 million increased 4%, or $8.4 million, compared to the first quarter of 2015. Acquisitions contributed approximately $21 million of sales in the quarter, and this increase was partially offset by unfavorable foreign exchange translation of $2.8 million and lower volumes due to weakness in metals and mining in addition to the market conditions noted above.

The Sealing Products segment’s consolidated profits for the first quarter were $3.3 million, or 18%, lower than the first quarter of 2015 as a result of lower sales volume, higher selling and general administrative costs primarily related to acquisitions and restructuring charges of $1.4 million. Consolidated Sealing Products segment margins declined 2.7 points partly due to lower margins on newly acquired businesses, restructuring and the effects from lower volume. Pro forma segment profits were $4.8 million, or 20%, lower compared to the same period.

Engineered Products Segment

($ Millions)	Quarter Ended		Change
	3/31/2016	3/31/2015
Consolidated Sales	$73.7	$77.2	-5%
Segment Profit	$2.1	$3.4	-38%
Segment Margin	2.8%	4.4%
Adjusted EBITDA[1]	$9.5	$9.0	6%
Pro Forma Sales[2]	$74.0	$77.7	-5%
Pro Forma Segment Profit[2]	$2.2	$3.7	-41%
Pro Forma Segment Margin[2]	3.0%	4.8%
Pro Forma Adjusted EBITDA[1,2]	$9.6	$9.4	2%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Engineered Products consolidated sales in the first quarter of 2016 were $3.5 million, or 5%, lower than the first quarter of 2015. On a normalized basis, excluding the negative impact of foreign exchange translation, the segment’s sales for the quarter were 2% lower than in 2015. This reduction was driven by lower demand of compressor parts and services in North America partially offset by stronger sales of bearings primarily to automotive markets. Pro forma results, which include certain Canada-based assets in deconsolidated GST, were about the same.

Consolidated Engineered Products segment profits declined $1.3 million for the first quarter of 2016 from the comparable period in 2015. Lower sales volumes and restructuring expenses largely associated with the sale or closure of several CPI facilities were the primary drivers for the decline and more than offset price increases and cost reduction initiatives in the segment. Excluding restructuring expenses and the effects of foreign exchange translation in the quarter, normalized segment margins increased to 6.6% from 5.7% a year ago.

Power Systems Segment

($ Millions)	Quarter Ended		Change
	3/31/2016	3/31/2015
Sales	$50.0	$40.2	24%
Segment Profit	$1.2	$0.6	100%
Segment Margin	2.4%	1.5%
Adjusted EBITDA[1]	$2.3	$1.5	53%
Pro Forma Sales[2]	$50.8	$40.7	25%
Pro Forma Segment Profit[2]	$1.4	$0.8	75%
Pro Forma Segment Margin[2]	2.8%	2.0%
Pro Forma Adjusted EBITDA[1,2]	$2.5	$1.7	47%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

In the Power Systems segment, consolidated sales increased by $9.8 million, or 24%, from the first quarter of 2015. The increase is largely due to higher percentage-of-completion engine revenues as well as higher parts sales partially offset by a decline in service revenue from the previous year. Pro forma results, which include certain Canada-based assets in deconsolidated GST, were about the same.

Consolidated Power Systems segment profit increased $0.6 million, and segment profit margins increased compared to the first quarter of 2015. Consolidated segment profit in the first quarter of 2015 was unfavorably impacted by a $6.2 million charge to reflect an accounting loss associated with foreign currency impacts on the multi-year Electricite de France (EDF) engine contract. In the first quarter of 2016, there were no gains or losses associated with this contract as a favorable foreign exchange adjustment was offset by estimated costs to complete the contract. On a normalized basis, allocating the EDF loss on a percentage of completion basis, segment profit would have been $5.5 million lower in the first quarter of 2016 compared to the first quarter of 2015. Of this difference, $3.0 million is attributable to the settlement of a lawsuit between AVL Powertrain Engineering and Fairbanks Morse in connection with a contract for engine testing services at Fairbank’s Beloit facility during the period 2007-2012. A less profitable sales mix, higher operating expenses and higher R&D expenses contributed to the remaining year-over-year difference in normalized segment profits.

Corporate and Other Expenses
Corporate expenses decreased $0.8 million to $9.0 million in the first quarter of 2016 compared to the first quarter of 2015. The decrease was primarily driven by lower professional service costs.

Cash Flows
EnPro’s consolidated cash balance stood at $110.8 million at March 31, 2016 compared to $72.2 million at March 31, 2015. Operating activities used $28.4 million of cash in the first quarter of 2016 compared to a use of $21.5 million in the same period last year. The increase in cash used from operating activities was primarily due to increases in operating working capital of $3 million and lower segment operating profits.

Investing activities used $6.9 million of cash during the first quarter of 2016 compared to $40.8 million in the first quarter of 2015 with the year-over-year decrease attributable to an acquisition completed in the first quarter of last year.

Financing activities provided $44.4 million in cash in the first quarter of 2016. Monies were used to repurchase $8.5 million in common stock and make dividend payments of $4.6 million. These activities were mostly funded by borrowing from the company’s revolving credit facility. Financing activities in the first quarter of 2015 used $56.9 million primarily as a result of $44.9 million spent to repurchase the majority of the remaining outstanding convertible debentures, $47.4 million to repurchase shares of outstanding common stock and the payment of $4.8 million of dividends. These activities were funded by cash on hand and additional borrowings of $41.4 million.

GST’s cash and investment balance was $278.8 million at March 31, 2016 compared to $237.2 million at March 31, 2015. The increase includes the collection of $21 million of asbestos-related insurance proceeds since March 31, 2015.

Outlook
“Market conditions remain soft, and global economic volatility and sluggish oil and gas markets have resulted in lower demand levels in several of our businesses. We have stable demand levels in the automotive, aerospace, petrochemical, and engine parts and service markets. However, softer conditions in many of our other markets and the strong dollar continue to affect our results” said Steve Macadam, President and Chief Executive Officer. “Despite current challenging market conditions, longer term, we expect continued benefits from our strategic growth initiatives including growth from recent and future strategic acquisitions, such as the recently announced acquisition of Rubber Fab, and continued emphasis on improving operational efficiencies. Now that we have a consensual comprehensive settlement for current and future asbestos claims, we look forward to the day when we can reconsolidate GST and operate unencumbered by asbestos-related financial constraints,” he added.

Deconsolidation and Pro Forma Results of Garlock Sealing Technologies LLC
To aid in comparisons of year-over-year data, the company has attached schedules to this press release showing key operating measures for both EnPro and GST on a pro forma basis. In addition, tables attached to this press release illustrate, on a pro-forma basis, condensed consolidated financial results for the first quarters of 2016 and 2015 as if GST were reconsolidated with EnPro based on confirmation and consummation of the proposed joint plan of reorganization contemplated by the consensual comprehensive settlement announced on March 17, 2016. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the proposed joint plan of reorganization. In response to requests from investors, we are providing the pro forma financial information in this release as supplemental information as it reflects the performance of all of our subsidiaries.

Conference Call and Webcast Information
EnPro will hold a conference call today, May 5, at 10:00 a.m. Eastern Time to discuss first quarter 2016 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 2498793. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include adjusted net income, pro forma adjusted net income, adjusted EBITDA, pro forma adjusted EBITDA, and related per share amounts, as well as segment adjusted EBITDA, pro forma segment adjusted EBITDA and amounts identified as normalized. Tables showing the effect of these non-GAAP financial measures for first quarters of 2016 and 2015 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2015, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars, Except Per Share Data)

	2016	2015
Net sales	$294.9	$277.5
Cost of sales	197.3	187.7
Gross profit	97.6	89.8
Operating expenses:
Selling, general and administrative	85.6	77.3
Asbestos settlement	80.0	—
Other	4.4	1.1
Total operating expenses	170.0	78.4
Operating income (loss)	(72.4)	11.4
Interest expense	(13.3)	(13.0)
Interest income	0.2	0.1
Other expense	(1.6)	(4.1)
Loss before income taxes	(87.1)	(5.6)
Income tax benefit	40.3	4.0
Net loss	$(46.8)	$(1.6)
Basic loss per share	$(2.15)	$(0.07)
Average common shares outstanding (millions)	21.8	23.8
Diluted loss per share	$(2.15)	$(0.07)
Average common shares outstanding (millions)	21.8	23.8

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars)

	2016	2015
Operating activities
Net loss	$(46.8)	$(1.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7.4	7.2
Amortization	6.5	6.9
Loss on exchange and repurchase of convertible debentures	—	2.8
Asbestos settlement	80.0	—
Deferred income taxes	(44.5)	1.5
Stock-based compensation	1.6	1.3
Other non-cash adjustments	1.6	0.6
Change in assets and liabilities, net of effects of acquisitions of businesses:
Accounts receivable, net	(0.9)	(4.1)
Inventories	(0.6)	(11.5)
Accounts payable	(15.8)	(1.2)
Other current assets and liabilities	(12.4)	(21.0)
Other non-current assets and liabilities	(4.5)	(2.4)
Net cash used in operating activities	(28.4)	(21.5)
Investing activities
Purchases of property, plant and equipment	(6.1)	(9.1)
Payments for capitalized internal-use software	(1.0)	(1.1)
Acquisitions, net of cash acquired	—	(30.6)
Other	0.2	—
Net cash used in investing activities	(6.9)	(40.8)
Financing activities
Proceeds from debt	112.8	42.2
Repayments of debt	(52.2)	(23.3)
Repurchase of common stock	(8.5)	(47.4)
Dividends paid	(4.6)	(4.8)
Repurchase of convertible debentures conversion option	—	(21.6)
Other	(3.1)	(2.0)
Net cash provided by (used in) financing activities	44.4	(56.9)
Effect of exchange rate changes on cash and cash equivalents	(1.7)	(2.8)
Net increase (decrease) in cash and cash equivalents	7.4	(122.0)
Cash and cash equivalents at beginning of period	103.4	194.2
Cash and cash equivalents at end of period	$110.8	$72.2
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$27.9	$27.0
Income taxes	$3.7	$2.2

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of March 31, 2016 and December 31, 2015
(Stated in Millions of Dollars)

	March 31, 2016	December 31, 2015
Current assets
Cash and cash equivalents	$110.8	$103.4
Accounts receivable	215.3	212.5
Inventories	180.5	178.4
Other current assets	24.4	23.6
Total current assets	531.0	517.9
Property, plant and equipment	212.7	211.5
Goodwill	196.4	195.9
Other intangible assets	185.4	190.4
Investment in GST	236.9	236.9
Deferred income taxes and income tax receivable	153.9	109.3
Other assets	37.7	36.9
Total assets	$1,554.0	$1,498.8
Current liabilities
Short-term borrowings from GST	$27.5	$24.3
Notes payable to GST	295.9	12.2
Current maturities of long-term debt	0.1	0.1
Accounts payable	88.0	101.5
Accrued expenses	110.8	140.6
Total current liabilities	522.3	278.7
Long-term debt	414.1	356.2
Notes payable to GST	—	271.0
Asbestos liability	110.0	30.0
Other liabilities	101.2	103.1
Total liabilities	1,147.6	1,039.0
Shareholders' equity
Common stock	0.2	0.2
Additional paid-in capital	363.6	372.5
Retained earnings	91.1	142.5
Accumulated other comprehensive loss	(47.2)	(54.1)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	406.4	459.8
Total liabilities and equity	$1,554.0	$1,498.8

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars)

Sales

	2016	2015
Sealing Products	$172.2	$160.9
Engineered Products	73.7	77.2
Power Systems	50.0	40.2
	295.9	278.3
Less intersegment sales	(1.0)	(0.8)
	$294.9	$277.5

Segment Profit

	2016	2015
Sealing Products	$14.7	$18.0
Engineered Products	2.1	3.4
Power Systems	1.2	0.6
	$18.0	$22.0

Segment Margin

	2016	2015
Sealing Products	8.5%	11.2%
Engineered Products	2.8%	4.4%
Power Systems	2.4%	1.5%
	6.1%	7.9%

Reconciliation of Segment Profit to Net Loss

	2016	2015
Segment profit	$18.0	$22.0
Corporate expenses	(9.0)	(9.8)
Asbestos settlement	(80.0)	—
Interest expense, net	(13.1)	(12.9)
Other expense, net	(3.0)	(4.9)
Loss before income taxes	(87.1)	(5.6)
Income tax benefit	40.3	4.0
Net loss	$(46.8)	$(1.6)

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Reconciliation of Adjusted Net Income (Loss) to Net Loss (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars, Except Per Share Data)

	2016		2015
	$	Per share	$	Per share
Adjusted net income (loss)	$(0.2)	$(0.01)	$1.0	$0.04
Adjustments (net of tax):
Asbestos settlement	(50.0)	(2.30)	—	—
Restructuring costs	(2.7)	(0.12)	(0.6)	(0.03)
Loss on exchange and repurchase of convertible debentures	—	—	(1.8)	(0.07)
Environmental reserve adjustment	(1.0)	(0.04)	(0.1)	—
Fair value adjustment to acquisition date inventory	—	—	(0.6)	(0.03)
Acquisition expenses	(0.3)	(0.01)	(0.4)	(0.02)
Other	(0.3)	(0.01)	(1.0)	(0.04)
Tax accrual adjustments	7.7	0.34	1.9	0.08
Impact	(46.6)	(2.14)	(2.6)	(0.11)
Net loss	$(46.8)	$(2.15)	$(1.6)	$(0.07)

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income, earnings per share, and segment profit, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying the Company's tax rate to the pre-tax amount. The fair value adjustment to acquisition date inventory is included in cost of sales, the acquisition expenses are included in selling, general and administrative expenses, and the restructuring costs, loss on exchange and repurchase of convertible debentures, environmental reserve adjustment, and other are included as part of other operating expense and other expense. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

EnPro Industries, Inc.

Reconciliation of Adjusted Segment EBITDA to Segment Profit (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Earnings before interest, income taxes, depreciation,
amortization, and other selected items (adjusted segment EBITDA)	$24.8	$9.5	$2.3	$36.6
Acquisition expenses	(0.4)	—	—	(0.4)
Restructuring costs	(1.4)	(2.9)	—	(4.3)
Depreciation and amortization expense	(8.3)	(4.5)	(1.1)	(13.9)
Segment profit	$14.7	$2.1	$1.2	$18.0
Adjusted segment EBITDA margin	14.4%	12.9%	4.6%	12.4%

	Three Months Ended March 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Earnings before interest, income taxes, depreciation,
amortization, and other selected items (adjusted segment EBITDA)	$27.9	$9.0	$1.5	$38.4
Acquisition expenses*	(1.4)	—	—	(1.4)
Restructuring costs	—	(1.0)	—	(1.0)
Depreciation and amortization expense	(8.5)	(4.6)	(0.9)	(14.0)
Segment profit	$18.0	$3.4	$0.6	$22.0
Adjusted segment EBITDA margin	17.3%	11.7%	3.7%	13.8%

*Includes fair value adjustments to acquisition date inventory.

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Adjusted EBITDA to Net Loss (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars)

	2016	2015
Earnings before interest, income taxes, depreciation,
amortization, and other selected items (adjusted EBITDA)*	$26.8	$28.4
Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Asbestos settlement	(80.0)	—
Restructuring costs	(4.3)	(1.0)
Loss on exchange and repurchase of convertible debentures	—	(2.8)
Acquisition expenses	(0.4)	(0.7)
Fair value adjustment to acquisition date inventory	—	(1.0)
Environmental reserve adjustment	(1.6)	(0.1)
Other	(0.6)	(1.4)
EBITDA	(60.1)	21.4
Adjustments to arrive at net loss:
Interest expense, net	(13.1)	(12.9)
Income tax benefit	40.3	4.0
Depreciation and amortization expense	(13.9)	(14.1)
Net loss	$(46.8)	$(1.6)

*	Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.875% senior notes due 2022.

EnPro Industries, Inc.

Reconciliation of Normalized Net Sales to Net Sales (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Normalized net sales	$153.1	$75.7	$50.0	$(1.0)	$277.8
Adjustments:
Foreign exchange translation	(1.3)	(2.0)	—	—	(3.3)
Acquisitions	20.4	—	—	—	20.4
Net sales	$172.2	$73.7	$50.0	$(1.0)	$294.9

	Three Months Ended March 31, 2015
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales*	$160.9	$77.2	$40.2	$(0.8)	$277.5

*Note that net sales is equal to normalized net sales for the three months ended March 31, 2015.

Management of the Company believes that it would be helpful to the readers of the financial statements to have a comparable view of its sales and segment profit performance versus the prior year. Current year sales and segment profit are normalized to exclude the impact of foreign exchange translation and a loss reserve established on a large contract due solely to unfavorable foreign exchange. Both current and prior year sales and segment profit are adjusted to exclude the impact of companies acquired and disposed, and for restructuring costs incurred. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

For a reconciliation of segment net sales to net sales, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Normalized Segment Profit to Segment Profit (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Normalized segment profit	$15.8	$5.0	$0.5	$21.3
Adjustments:
Foreign exchange translation	—	—	—	—
Acquisitions	0.3	—	—	0.3
Restructuring	(1.4)	(2.9)	—	(4.3)
EDF contract	—	—	0.7	0.7
Segment profit	$14.7	$2.1	$1.2	$18.0

	Three Months Ended March 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Normalized segment profit	$19.4	$4.4	$6.0	$29.8
Adjustments:
Acquisitions	(1.4)	—	—	(1.4)
Restructuring	—	(1.0)	—	(1.0)
EDF contract	—	—	(5.4)	(5.4)
Segment profit	$18.0	$3.4	$0.6	$22.0

For a reconciliation of segment profit to net loss, please refer to the Segment Information (Unaudited) schedule.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies

The historical business operations of Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”) resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor is an inactive and insolvent indirect subsidiary of Coltec Industries Inc (“Coltec”). EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another Coltec subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process, which is ongoing. The filings did not include EnPro Industries, Inc., or any other EnPro Industries, Inc. operating subsidiary.

The financial results of GST and its subsidiaries are included in our consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010.

On March 17, 2016, EnPro announced that it had reached a comprehensive settlement to resolve current and future asbestos claims. The settlement was reached with the court-appointed committee representing current asbestos claimants (the “GST Committee”) and the court-appointed legal representative of future asbestos claimants (the “GST FCR”) in GST’s Chapter 11 case pending before the Bankruptcy Court. Representatives for current and future asbestos claimants (the “Coltec Representatives”) against Coltec (EnPro’s direct subsidiary and GST’s direct parent) also joined in the settlement. The terms of the settlement are set forth in the Term Sheet for Permanent Resolution of All Present and Future GST Asbestos Claims and Coltec Asbestos Claims dated March 17, 2016 among EnPro, Coltec, GST, the GST Committee, the GST FCR and the Coltec Representatives included as Exhibit 99.2 to EnPro’s Form 8-K filed on March 18, 2016. Under the settlement, the GST Committee, the GST FCR and the Coltec Representatives agreed to join GST and Coltec in proposing a joint plan of reorganization that incorporates the settlement and to ask asbestos claimants and the court to approve the plan. The proposed joint plan of reorganization, which is subject to approval by a vote of at least 75% of asbestos claimants in favor of the plan and by the Bankruptcy Court and the U.S. District Court for the Western District of North Carolina (the “District Court”), would provide permanent protection from asbestos claims under Section 524(g) of the U.S. Bankruptcy Code. EnPro anticipates that the proposed joint plan of reorganization will be filed with the Bankruptcy Court during the second quarter of 2016.

If the proposed joint plan of reorganization is approved by asbestos claimants, the settlement contemplates that Coltec will, subject to the receipt of necessary consents, undergo a corporate restructuring in which all of its significant operating assets and subsidiaries, which include each of EnPro’s major business units, would be transferred into a new direct EnPro subsidiary (“NewCo”). The restructured Coltec (“OldCo”) would retain responsibility for all asbestos claims and rights to certain insurance assets. Upon completion of the restructuring, the settlement contemplates that OldCo will file a pre-packaged Chapter 11 bankruptcy petition, which EnPro expects will be administered with GST’s Chapter 11 case.

The proposed joint plan of reorganization contemplated by the settlement provides for the establishment of a trust (the Trust) to be fully funded within a year of consummation of the proposed joint plan of reorganization. The Trust is to be funded with aggregate cash contributions by GST LLC and Garrison of $370 million made at the effective date of the plan and by the contribution made by OldCo at the effective date of the plan of $30 million in cash and an option, exercisable one-year after the effective date of the plan, permitting the Trust to purchase for $1 shares of EnPro common stock having a value of $20 million and the obligation of NewCo (the survivor of the effective date merger of OldCo into NewCo) to make a deferred contribution of $60 million in cash no later than one year after the effective date of the plan. This deferred contribution is to be guaranteed by EnPro and secured by a pledge of 50.1% of the outstanding voting equity interests of GST LLC and Garrison. It is contemplated that the proposed joint plan of reorganization will permit, at EnPro’s election, any of these contributions to be funded by EnPro or any affiliate of EnPro. Under the proposed joint plan of reorganization, the Trust would assume responsibility for all present and future asbestos claims arising from the operations or products of GST or Coltec/OldCo. Under the proposed joint plan of reorganization, all non-asbestos creditors will be paid in full and EnPro will retain ownership of OldCo, GST LLC and Garrison.

If the proposed joint plan of reorganization is approved by asbestos claimants, the Bankruptcy Court and the District Court and is consummated, GST will be re-consolidated with EnPro’s results for financial reporting purposes. The proposed joint plan of reorganization is subject to approval by asbestos claimants (by a 75% vote), the Bankruptcy Court and the District Court, and EnPro cannot assure you that necessary approvals of the plan will be obtained and that the proposed joint plan of reorganization will be consummated. In addition, the restructuring of Coltec contemplated by the settlement is subject to certain approvals and consents by third parties, and EnPro cannot assure you that these approvals and consents necessary for this restructuring can be obtained.

Confirmation and consummation of the proposed joint plan of reorganization are subject to a number of risks and uncertainties, including the actions and decisions of third parties that have an interest in the bankruptcy proceedings, delays in the confirmation or effective date of the proposed joint plan of reorganization due to factors beyond GST's, OldCo’s or EnPro’s control, which would result in greater costs and the impairment of value of GST, appeals and other challenges to the proposed joint plan of reorganization and risks and uncertainties affecting GST and OldCo's ability to fund anticipated contributions under the proposed joint plan of reorganization as a result of adverse changes in their results of operations, financial condition and capital resources, including as a result of economic factors beyond their control.

EnPro is providing the unaudited pro forma condensed consolidated financial information which assumes, with respect to GST, the confirmation and consummation of the proposed joint plan of reorganization for illustrative purposes only, in light of specific requests for such pro forma information by investors. The unaudited pro forma condensed consolidated financial information presented below has been prepared to illustrate the effects of the reconsolidation of GST and its subsidiaries with EnPro assuming the confirmation and consummation of the proposed joint plan of reorganization and is based upon the historical balance sheet of EnPro as of March 31, 2016, the estimated fair value of assets and liabilities of GST as of March 31, 2016 and the historical results of GST operations after consideration of the adjustments to the fair value of assets and liabilities. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2016 gives effect to the reconsolidation as if it occurred on March 31, 2016. The unaudited pro forma condensed consolidated statements of operations for the quarters ended March 31, 2016 and 2015 give effect to the reconsolidation as if it had occurred on January 1, 2015.

Under generally accepted accounting principles, the reconsolidation of GST requires that the tangible and intangible assets and liabilities of GST be reflected at their estimated fair values. The preliminary fair value amounts used in the unaudited pro forma condensed consolidated financial information reflects management’s best estimates of fair value. Upon completion of detailed valuation studies and the final determination of fair value, EnPro may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statements of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

The unaudited pro forma condensed consolidated financial information has been presented for information purposes only and is not necessarily indicative of what the consolidated company’s financial position or results of operations actually would have been had the reconsolidation been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the consolidated company. Therefore, the actual amounts recorded at the date the reconsolidation occurs may differ from the information presented herein.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2016
(Stated in Millions of Dollars, Except Per Share Data)

					Pro Forma
			Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Adjustments	Consolidated	Reference
Net sales	$294.9	$51.1	$(11.3)	$334.7	(1)
Cost of sales	197.3	32.5	(11.0)	218.8	(1), (2)
Gross profit	97.6	18.6	(0.3)	115.9
Operating expenses:
Selling, general and administrative	85.6	10.7	2.9	99.2	(3)
Other	84.4	49.8	(129.9)	4.3	(4)
Total operating expenses	170.0	60.5	(127.0)	103.5
Operating income (loss)	(72.4)	(41.9)	126.7	12.4
Interest expense	(13.3)	—	7.2	(6.1)	(5)
Interest income	0.2	8.4	(8.3)	0.3	(5)
Other expense	(1.6)	(6.1)	6.1	(1.6)	(4)
Income (loss) before income taxes	(87.1)	(39.6)	131.7	5.0
Income tax benefit (expense)	40.3	14.2	(56.1)	(1.6)	(6)
Net income (loss)	$(46.8)	$(25.4)	$75.6	$3.4
Basic earnings (loss) per share	$(2.15)	N/A	N/A	$0.16
Average common shares outstanding (millions)	21.8			21.8
Diluted earnings (loss) per share	$(2.15)	N/A	N/A	$0.15
Average common shares outstanding (millions)	21.8		0.2	22.0	(7)

(1)	Eliminate intercompany sales of $11.3 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the proposed joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.
(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2015
(Stated in Millions of Dollars, Except Per Share Data)

					Pro Forma
			Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Adjustments	Consolidated	Reference
Net sales	$277.5	$54.2	$(11.4)	$320.3	(1)
Cost of sales	187.7	33.8	(11.1)	210.4	(1), (2)
Gross profit	89.8	20.4	(0.3)	109.9
Operating expenses:
Selling, general and administrative	77.3	10.7	2.9	90.9	(3)
Other	1.1	(0.1)	0.1	1.1	(4)
Total operating expenses	78.4	10.6	3.0	92.0
Operating income	11.4	9.8	(3.3)	17.9
Interest expense	(13.0)	(0.1)	6.7	(6.4)	(5)
Interest income	0.1	8.1	(7.8)	0.4	(5)
Other income (expense)	(4.1)	(3.5)	3.5	(4.1)	(4)
Income (loss) before income taxes	(5.6)	14.3	(0.9)	7.8
Income tax benefit (expense)	4.0	(4.8)	0.3	(2.5)	(6)
Net income (loss)	$(1.6)	$9.5	$(0.6)	$5.3
Basic earnings (loss) per share	$(0.07)	N/A	N/A	$0.22
Average common shares outstanding (millions)	23.8			23.8
Diluted earnings (loss) per share	$(0.07)	N/A	N/A	$0.21
Average common shares outstanding (millions)	23.8		1.6	25.4	(7)

(1)	Eliminate intercompany sales of $11.4 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the proposed joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.
(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.
Pro Forma Condensed Consolidated Balance Sheets (Unaudited)
As of March 31, 2016
(Stated in Millions of Dollars)

			Proposed			Pro Forma
			Joint	Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Plan impact (1)	Adjustments	Consolidated	Reference
Current assets
Cash and investments	$110.8	$278.8	$(267.0)	$—	$122.6
Accounts receivable	215.3	29.9	—	(16.8)	228.4	(4)
Inventories	180.5	18.3	—	5.8	204.6	(2)
Notes receivable from EnPro	—	323.4	—	(323.4)	—	(3)
Asbestos insurance receivable	—	18.0	38.0	—	56.0
Other current assets	23.6	10.8	55.9	(8.1)	82.2	(4)
Total current assets	530.2	679.2	(173.1)	(342.5)	693.8
Property, plant and equipment	212.7	42.0	—	19.8	274.5	(2)
Goodwill	196.4	18.3	—	125.6	340.3	(2)
Other intangible assets	185.4	4.2	—	242.6	432.2	(2)
Investment in GST	236.9	—	—	(236.9)	—	(6)
Asbestos insurance receivable	—	62.0	(38.0)	—	24.0
Deferred income taxes and income taxes receivable	153.8	127.4	(55.9)	(110.6)	114.7	(5), (7)
Other assets	37.7	3.5	—	(1.3)	39.9	(4)
Total assets	$1,553.1	$936.6	$(267.0)	$(303.3)	$1,919.4
Current liabilities
Short-term borrowings from GST	$27.5	$—	$—	$(27.5)	$—	(3)
Notes payable to GST	295.9	—	—	(295.9)	—	(3)
Current maturities of long-term debt	0.1	—	—	—	0.1
Accounts payable	88.0	19.9	1.6	(16.8)	92.7	(4)
Accrued expenses	101.9	10.3	—	(8.1)	104.1	(4)
Income taxes payable	7.0	1.3	—	—	8.3
Total current liabilities	520.4	31.5	1.6	(348.3)	205.2
Long-term debt	414.1	—	150.0	—	564.1
Asbestos liability	110.0	388.6	(418.6)	—	80.0
Deferred income taxes and income taxes payable	6.8	106.5	—	(29.7)	83.6	(5), (7)
Other liabilities	94.6	13.7	—	(1.3)	107.0	(4)
Total liabilities	1,145.9	540.3	(267.0)	(379.3)	1,039.9
Shareholders' equity	407.2	396.3	—	76.0	879.5	(8)
Total liabilities and equity	$1,553.1	$936.6	$(267.0)	$(303.3)	$1,919.4

(1)
We determined that in the establishment of the Trust contemplated by the Proposed Joint Plan, payments of agreed-upon amounts on the effective date would be funded by cash on hand and additional borrowings of $150 million. The existing deferred tax asset on the asbestos liability was eliminated and a new deferred tax asset on the remaining trust liability payments was established. Upon payment of these liabilities, $55.9 million of the new deferred tax asset is reversed and an income tax receivable is established to reflect the tax benefits that will be realized from a carryback of the resulting tax deductions.

(2)
Upon reconsolidation, the assets and liabilities of GST will need to be recognized at fair value. Inventory is valued at net realizable value which required a $5.8 million adjustment to the carrying value. We reflected a $19.8 million fair value adjustment to property, plant and equipment. We eliminated GST's pre-existing goodwill and other identifiable intangible assets of $18.3 million and $4.2 million, respectively. We identified finite-lived intangible assets with an estimated fair value of $181.5 million. In addition, we identified $65.3 million of indefinite-lived intangible assets. The carrying value of all other assets and liabilities approximated fair value. The assumed purchase price in the reconsolidation, equal to the fair value of our investment in GST, resulted in $143.9 million of goodwill to be recorded upon reconsolidation.

(3)	Eliminate intercompany notes receivable/payable.
(4)	Eliminate intercompany trade receivables/payables, intercompany interest receivable/payable and other intercompany receivables/payables.
(5)	Eliminate $106.3 million of intercompany income taxes payable.
(6)	Eliminate the investment in GST which is carried at historical cost.
(7)
The elimination of the deferred tax liability on the investment in GST and establish a deferred tax liability on the step-up in fair value of assets resulted in a net increase in long-term tax liabilities of $76.6 million. Also, the elimination of a pension related deferred tax asset at GST that will no longer be realizable upon the reconsolidation.

(8)	The entries above resulted in reflecting a $472.3 million after-tax gain upon reconsolidation.

EnPro Industries, Inc.

Reconciliation of Pro Forma Adjusted EBITDA to Pro Forma Net Income (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars)

	Three Months Ended
	March 31,
	2016	2015
Pro forma earnings before interest, income taxes, depreciation,
amortization and other selected items (pro forma adjusted EBITDA):	$36.0	$39.5
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation and amortization (pro forma EBITDA):
Restructuring costs	(4.3)	(1.1)
Loss on exchange and repurchase of convertible debentures	—	(2.8)
Acquisition expenses	(0.4)	(0.7)
Fair value adjustment to acquisition date inventory	—	(1.0)
Environmental reserve adjustment	(1.6)	(0.1)
Other		(1.1)
Pro forma EBITDA	29.7	32.7
Adjustments to arrive at pro forma net income:
Interest expense, net	(5.8)	(6.0)
Income tax expense	(1.6)	(2.5)
Depreciation and amortization expense	(18.9)	(18.9)
Pro forma net income	$3.4	$5.3

The foregoing tables provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Adjusted EBITDA to Net Income (Unaudited)."

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Sales to Net Sales (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Pro forma net sales	$211.1	$74.0	$50.8	$(1.2)	$334.7
Adjustments:
Sales of unconsolidated entities	(49.5)	(0.6)	(1.0)	—	(51.1)
Intercompany sales	10.6	0.3	0.2	0.2	11.3
Net sales	$172.2	$73.7	$50.0	$(1.0)	$294.9

	Three Months Ended March 31, 2015
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Pro forma net sales	$202.7	$77.7	$40.7	$(0.8)	$320.3
Adjustments:
Sales of unconsolidated entities	(52.4)	(0.9)	(0.9)	—	(54.2)
Intercompany sales	10.6	0.4	0.4	—	11.4
Net sales	$160.9	$77.2	$40.2	$(0.8)	$277.5

EnPro Industries, Inc.

Reconciliation of Pro Forma Adjusted Segment EBITDA to Segment Profit (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Pro forma segment earnings before interest, income
taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$33.9	$9.6	$2.5	$46.0
Acquisition expenses	(0.4)	—	—	(0.4)
Restructuring costs	(1.4)	(2.9)	—	(4.3)
Depreciation and amortization expense	(13.2)	(4.5)	(1.1)	(18.8)
Pro forma segment profit	18.9	2.2	1.4	22.5
Adjustments:
Segment profit of unconsolidated entities	(7.4)	$(0.1)	(0.2)	(7.7)
Pro forma depreciation and amortization adjustments (1)	3.2	—	—	3.2
Segment profit	$14.7	$2.1	$1.2	$18.0

	Three Months Ended March 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Pro forma segment earnings before interest, income
taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$38.5	$9.4	$1.7	$49.6
Acquisition expenses*	(1.4)	—	—	(1.4)
Restructuring costs	(0.1)	(1.0)	—	(1.1)
Depreciation and amortization expense	(13.3)	(4.7)	(0.9)	(18.9)
Pro forma segment profit	23.7	3.7	0.8	28.2
Adjustments:
Segment profit of unconsolidated entities	(8.9)	(0.3)	(0.2)	(9.4)
Pro forma depreciation and amortization adjustments (1)	3.2	—	—	3.2
Segment profit	$18.0	$3.4	$0.6	$22.0

*Includes fair value adjustments to acquisition date inventory.

(1)	See notes (2) and (3) to the accompanying Pro Forma Condensed Consolidated Statements of Operations (Unaudited) for further information about these adjustments.

EnPro Industries, Inc.

Reconciliation of Pro Forma Adjusted Net Income to Pro Forma Net Income (Unaudited)

For the Three Months Ended March 31, 2016 and 2015
(Stated in Millions, Except Per Share Data)

	2016	2015
Pro forma adjusted net income	$7.6	9.9
Adjustments (net of tax):
Restructuring costs	(2.7)	(0.6)
Loss on exchange and repurchase of convertible debentures	—	(1.8)
Environmental reserve adjustment	(1.0)	(0.1)
Fair value adjustment to acquisition date inventory	—	(0.6)
Acquisition expenses	(0.3)	(0.4)
Other	0.1	(0.8)
Tax accrual adjustments	(0.3)	(0.3)
Impact	(4.2)	(4.6)
Pro forma net income	$3.4	$5.3

The foregoing table provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma net income before selected items (adjusted net income). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Adjusted Net Income (Loss) to Net Loss (Unaudited)".